Exhibit 99.2

Mr. Jack Golsen

Individually and as Trustee of the

Jack E. Golsen 1992 Trust U/A/D December 4, 2020

Re:	Estate Planning Matters

December 31, 2020

Gentlemen:

Reference is made herein to certain proposed transfers, for estate planning purposes, by Jack Golsen (the “Transferor”) to the undersigned transferees (collectively, the “Transferees”) of equity interests in persons directly or indirectly holding stock of the Corporation (collectively, the “Transaction”), which transfers are anticipated to be effected on or around the date hereof

Reference is also made herein to the Insider Trading Policy of the Corporation, as in effect since May 2, 2019 (the “Policy”).

Under the Policy, all Corporation directors and officers may engage in any transaction in the Corporation’s securities only during an “open window” as further described in the Policy and only after obtaining pre-clearance from the Corporation’s General Counsel; provided, that permission to transact outside an “open window” may be granted in certain special extenuating circumstances (the “Special Circumstances Exception”).

To the extent otherwise prohibited by the Policy because the Corporation is not in an “open window” on the date hereof, the transfers contemplated by the Transaction are hereby permitted under the Special Circumstances Exception, subject to the following conditions:

1.	You have represented that the Transaction is effected solely for estate planning purposes.

2.

The Transferees agree that they will abide by the terms and conditions of the Policy and will not effect, directly or indirectly, any transfer in Corporation securities or in any securities of any entity that directly or indirectly holds securities of the Corporation prior to the next “open window” under the Policy. For the avoidance of doubt, the obligations to abide by the terms and conditions of the Policy, for any Transferee not otherwise subject to the terms and conditions of the Policy, will expire upon the opening of the next “open window” under the Policy.

3.

Any public disclosures, including any filings under applicable securities laws, made in connection with the Transaction shall specify that the other conditions set forth above are applicable to the Transaction and the Transferees. The Corporation shall have a reasonable opportunity to review and comment on any such public disclosures before they are made.

Golsen Estate Planning Letter

December 30, 2020

Please countersign below if the above is acceptable.

[Signature Page Follows]

Golsen Estate Planning Letter

December 30, 2020

Sincerely,

LSB INDUSTRIES, INC.

/s/ Michael J. Foster
By:	Michael J. Foster
Title:	Executive Vice President, Secretary and General Counsel

TRANSFEROR:

By:	/s/ Jack E. Golsen
Jack E. Golsen, Individually and as Trustee Of the Jack E. Golsen 1992 Trust U/A/D/ December 4, 2020

TRANSFEREES:

BARRY H. GOLSON 2019 IRREVOCABLE TRUST U/A/D/ September 10, 2019

By:	/s/ Barry H. Golson
Barry H. Golson, Trustee

By:	/s/ Irwin H. Steinhorn
Irwin H. Steinhorn, Trustee

STEVEN J. GOLSEN 2019 IRREVOCABLE TRUST U/A/D/ September 10, 2019

By:	/s/ Steven J. Golsen
Steven J. Golsen, Trustee

By:	/s/ Irwin H. Steinhorn
Irwin H. Steinhorn, Trustee

LINDA F. RAPPAPORT 2019 IRREVOCABLE TRUST U/A/D/ September 10, 2019

By:	/s/ Linda F. Rappaport
Linda F. Rappaport, Trustee

By:	/s/ Irwin H. Steinhorn
Irwin H. Steinhorn, Trustee